Exhibit 99.2

News Corporation

NEWS RELEASE

For Immediate Release	Contact: Media – Andrew Butcher 212-852-7070
Investors – Reed Nolte 212-852-7092

News Corporation Announces Increase in Stock Repurchase Program to $6 Billion

NEW YORK, NY, May 10, 2004 – News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) announced today that its Board of Directors has approved an increase of its current $3 billion stock repurchase program to $6 billion. The Company is authorized to acquire from time to time the additional $3 billion of Class A common stock and Class B common stock over the next two years.

News Corporation has already repurchased nearly $2.5 billion of stock under the program announced on June 13, 2005.

Repurchases under the program are made through open market transactions. The timing of such transactions and class of shares purchased depend on a variety of factors, including market conditions. The program may be suspended or discontinued at any time.

News Corporation had total assets as of March 31, 2006 of approximately US$55 billion and total annual revenues of approximately US$25 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

FORWARD-LOOKING STATEMENTS

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

For more information about News Corporation, please visit www.newscorp.com.

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